Filed Pursuant to Rule 424
Registration No. 333-222070

ECOFIN TAX-ADVANTAGED SOCIAL IMPACT FUND, INC.

Supplement No. 3 dated May 19, 2021

to the Prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”)

dated January 28, 2021

Effective as of the close of business on May 18, 2021, P. Bradley Adams resigned as Principal Financial Officer and Treasurer of Ecofin Tax-Advantaged Social Impact Fund, Inc. (the “Fund”). Mr. Adams will remain the Chief Executive Officer of the Fund. On May 18, 2021, the Board of Directors of the Fund appointed Courtney Gengler as Principal Financial Officer and Treasurer of the Fund, effective as of the close of business on May 18, 2021. Accordingly, the Prospectus and SAI for the Fund are amended as indicated below.

The Officers table in the section entitled “Management of the Fund – Directors and Officers” in the Fund’s SAI is replaced with the following:

Name and Age	Position(s) Held With The Fund and Length of Time Served	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex(1) Overseen by Director	Other Public Company Directorships Held by Director
Executive Officers(3)
P. Bradley Adams (Born 1960)	Chief Executive Officer since February 2018.	Managing Director of TortoiseEcofin since January 2013; Director of Financial Operations of the Adviser from 2005 to January 2013.	N/A	N/A
Courtney Gengler (Born 1986)	Principal Financial Officer and Treasurer since May 2021.	Director, Financial Operations of TortoiseEcofin since January 2020; Vice President, Accounting and Financial Reporting from 2017 to 2020; previously served in various roles at Adknowledge from May 2015 to March 2017 including most recently as Manager of Accounting and Financial Reporting.	N/A	N/A

Name and Age	Position(s) Held With The Fund and Length of Time Served	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex(1) Overseen by Director	Other Public Company Directorships Held by Director
Kate Moore (Born 1987)	President since April 2021.	Managing Director and Chief Development Officer of TortoiseEcofin since March 29, 2021; Director – Head of Product Development from July 2020 to March 29, 2021; Director – Strategic Investment Group from July 2019 to July 2020; Vice President – Strategic Investment Group from June 2018 to July 2019; previously served in various roles at Tradebot Systems, Inc. from July 2009 to June 2018, including most recently as Senior Equity Trader and Director at Tradebot Ventures.	N/A	N/A
Shobana Gopal (Born 1962)	Vice President since February 2018.	Director, Tax of the Adviser since January 2013; Tax Analyst of the Adviser from September 2006 through December 2012.	N/A	N/A
Diane Bono (Born 1958)	Chief Compliance Officer and Secretary since February 2018.	Managing Director of TortoiseEcofin since January 2018; Chief Compliance Officer of the Adviser since June 2006; Chief Compliance Officer of each of four Tortoise closed-end funds since its inception, and of one Tortoise closed-end fund since June 2006.	N/A	N/A

In addition, the Fund revised the name of the “Social Impact Investment Committee” to the “Private Sustainable Infrastructure Investment Committee.” Accordingly, all references to the “Social Impact Investment Committee” are hereby replaced with “Private Sustainable Infrastructure Investment Committee.”

Please retain this supplement for future reference.

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